Exhibit 99.2

PACIFIC DATAVISION, INC.

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (“Participation Agreement”) is entered into effective as of February 18, 2015, by and between                      (the “Participant”) and Pacific DataVision, Inc. (the “Company”) pursuant to the Pacific DataVision, Inc., Executive Severance Plan (the “Plan”). All capitalized terms used in this Participation Agreement not otherwise defined herein shall have the meanings set forth in Section 10 of the Plan, except as otherwise specified.

Pursuant to the Plan, the Participant has been designated as a Tier [1] [2] [3] Executive, eligible to receive Severance Benefits as specified in Section 5 of the Plan provided the Participant agrees to comply with all of the terms and conditions of the Plan by entering into this Participation Agreement.

[FOR TIER 3 EXECUTIVES, SPECIFY CASH SEVERANCE AND TREATMENT OF EQUITY AWARDS]

Accordingly, the Participant hereby agrees that [s]he has received a copy of the Plan and has reviewed and understands all of the terms and conditions of the Plan, and hereby agrees to comply with and be bound by all of the terms and conditions of the Plan, including, but not limited to, the Restrictive Covenants set forth in Section 6(b) of the Plan; At-Will Employment status set forth in Section 6(c) of the Plan; Nonduplication; No Impact on Benefits provisions of Section 6(d) of the Plan; Benefit Claims provisions of Section 7 of the Plan; Right of Recoupment set forth in Section 8 of the Plan; Right of Offset set forth in Section 9(e) of the Plan; and Arbitration provisions set forth in Section 9(k) of the Plan.

The Participant also agrees and understands that if [s]he is covered by an existing employment or severance agreement with the Company on the Effective Date, [his][her] existing rights under that agreement are terminated and replaced with the provisions of this Plan; provided, however, that for the duration of the original remaining term of such employment or severance agreement only, the timing and form of severance (i.e., lump sum or installments) in the employment or severance agreement shall supersede the timing and form of payment provisions in Section 5 of the Plan and control the timing and form of payment of the Cash Severance to the extent required to comply with the requirements of Code section 409A.

The Participant also agrees that, by execution of this Participation Agreement, the award agreements for all outstanding equity awards held by the Participant as of the Effective Date are hereby amended to provide that the terms “Cause”, “Change of Control”, “Disability” and “Good Reason” as used in those award agreements shall have the meanings set forth in Section 10 of the Plan.

IN WITNESS WHEREOF, the Participant hereby agrees to the requirements for participation in the Plan as set forth in this Participation Agreement and the Plan, and executes this Participation Agreement this      day of             , 2015.

[PARTICIPANT]

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